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December 15, 1998


Mr. David Lowe
Vice President - Sales
Brooktrout Technology, Inc.
410 First Avenue
Needham, MA 02194-2722



Dear David:

The CyNet executive team would like to thank you and the Brooktrout staff for meeting with us last week. We are excited about the potential for two innovative companies working together to bring about excellent products suited for the 21st century.

Let me take a moment to summarize the items we mutually agree are present opportunities for both Brooktrout and CyNet.

1) Brooktrout and CyNet Marketing Efforts: The CyNet marketing team will be available to frequent selected trade shows with Brooktrout. Arrangements will be made concerning booth space, etc. that place the two companies in close proximity for synergistic marketing efforts.

2) Beta Testing: CyNet would like to be a Beta Testing customer for new Brooktrout technology that pertains to faxing, unified messaging and other related technology.

3) Technology Roundtable: CyNet would like to have regular joint Technology Round Table discussions and reviews with our respective Research and Development, Engineering and Software Development teams. These discussions could result in additional technology agreements and/or understandings.

As we noted in the meeting last week, our management team believes that the working relationship developing between CyNet and Brooktrout will be beneficial for the future growth of both companies. In 1999, CyNet is looking to grow substantially both internally and though acquisitions. Rapid deployment of technology will be important to CyNet in the coming year and having a reliable supplier is very critical to us. We are impressed with the Brooktrout manufacturing processes and look forward to a long-standing relationship.

I look forward to discussing with you the items that we left open in our meeting. If you have any questions, feel free to call me.

Sincerely,

       /s/ Bernard B. Beale
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Bernard B. Beale
Executive Vice President/COO